PURCHASE AND SALE AGREEMENT

between

ST. AUGUSTINE OUTLET WORLD, LTD.

Seller

and

PRIME OUTLETS ACQUISITION COMPANY LLC\

Purchaser

Dated as of November 30, 2005

TABLE OF CONTENTS

1.	Sale.	1

2.	Purchase Price	2

3.	Apportionments	2

4.	Purchaser’s Investigation and Closing Date.	6

5.	Title.	7

6.	Representations and Warranties.	8

7.	Closing Costs	3

8.	Conditions Precedent to Closing.	3

9.	Deliveries by Seller at Closing.	5

10.	Deliveries by Purchaser at Closing.	7

11.	Covenants.	8

12.	As Is; Release.	1

13.	Broker.	2

14.	Casualty; Condemnation.	3

15.	Remedies.	4

16.	Purchaser’s Access to the Property.	4

17.	Indemnity.	6

18.	Escrow.	6

19.	Assignment	9

20.	Access to Records; Tax Matters	30

21.	Notices.	30

22.	Miscellaneous.	31

Exhibits

A - Legal Descriptions of Parcel
B - Deed
C - Form of Lease Assumption
D - Form of Bill of Sale
E - Form of Contract and Permit Assignment
F - Form of FIRPTA Affidavit
G - Form of Tenant Estoppel Certificate
G - 1 Form of Seller Estoppel Certificate
H - Form of SNDA

Schedules

1(a)(iv)	Personal Property
1(b)	Excluded Personal Property
6(a)(i)(E)	Rent Rolls and Delinquency Reports
6(a)(i)(F)	Uncured Defaults
6(a)(i)(G)	Service Contracts
6(a)(i)(I)	Actions and Investigations
6(a)(i)(J)	Condemnation Actions
6(a)(i)(K)	Violation of Governmental Regulations or Private Encumbrances
6(a)(i)(M)	Tax Appeals and Special Assessments
6(a)(i)(N)	Tenant Purchase Options
6(a)(i)(R)	Unpaid Tenant Improvement Allowances
6(a)(i)(S)	Unpaid Broker Commissions
7	Responsibilities for Payment of Closing Costs
11(c)(iii)	Major Tenants

DEFINED TERMS

The following capitalized terms are defined in the respective Section of the Agreement identified below:

“Acceptable Form” - as such term is defined in Section 11(c)(ii).

“Additional Deposit” - as such term is defined in Section 4(e).

“Agreement” - as such term is defined in the caption.

“Approval” - as such term is defined in Section 8(a)(v).

“Approved Institution” - as such term is defined in Section 18(g).

“Approved Investment” - as such term is defined in Section 18(g).

“Bill of Sale” - as such term is defined in Section 9(a)(iii).

“Business Day´- as defined in Section 4(c).

“Closing” - as such term is defined in Section 4(e).

“Closing Date” - as such term is defined in Section 4(e).

“Commitment” - as that term is defined in Section 5(b).

“Confidential Information” - as that term is defined in Section 22(a).

“Contingency Period” - as such term is defined in Section 4(a).

“Contract and Permit Assignment” - as such term is defined in Section 9(a)(iv).

“Contracts” - as such term is defined in Section 9(a)(iv).

“Deed” - as such term is defined in Section 9(a)(i).

“Deposit” - as such term is defined in Section 2(b).

“Designated Employee” - as such term is defined in Section 6(a)(ii).

“Disclosing Party” - as that term is defined in Section 22(a).

“Escrow” - as such term is defined in Section 18(a).

“Hazardous Material” - as such term is defined in Section 12(f).

“Improvements” - as such term is defined in the Background.

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“Investigations” - as such term is defined in Section 16(d).

“Laws” - as such term is defined in Section 16(a)(ii).

“Lease Assumption” - as such term is defined in Section 9(a)(ii).

“Lease Year” - as such term is defined in Section 3(b).

“Leases” - as such term is defined in Section 1(a)(vi).

“Liens” - as such term is defined in Section 5(c).

“Major Tenants” - as such term is defined in Section 11(c)(iii) and as are listed on Schedule 11(c)(iii).

“Notice of Objection” - as such term is defined in Section 18(e)(i).

“Seller(s)” - as such terms are defined in the Background.

“Parcel(s)” - as such terms are defined in the Background.

“Permits” - as such term is defined in Section 1(a)(viii).

“Permitted Exceptions” - as such term is defined in Section 5(b).

“Personal Property” - as such term is defined in Section 1(a)(iv).

“Plans” - as such term is defined in Section 1(a)(ix).

“Property”- as such terms are defined in the Background.

“Property Information” - as such term is defined in Section 6(a)(ii).

“Proposed Transaction” - as such term is defined in Section 22(d).

“Purchase Price” - as such term is defined in Section 2.

“Purchaser” - as such term is defined in the caption.

“Purchaser’s Documents” - as such term is defined in Section 6(b)(i)(B).

“Purchaser’s Representatives” - as such term is defined in Section 17(b).

“Recipient” - as that term is defined in Section 22(a).

“Seller” - as such term is defined in the caption.

“Seller Estoppel Certificate” - as such term is defined in Section 11(c)(ii).

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“Seller’s Documents” - as such term is defined in Section 6(a)(i)(B).

“Seller’s knowledge” - as such term is defined in Section 6(a)(ii).

“Seller’s Representatives” - as such term is defined in Section 17(a).

“Service Contracts” - as such term is defined in Section 1(a)(vii).

“SNDA” - as such term is defined in Section 11(e).

“Subject Lease Year” - as such term is defined in Section 3(b).

“Surviving Obligations” - as such term is defined in Section 6(a)(iii).

“Title Company” - as such term is defined in Section 5(a).

“Unacceptable Encumbrances” - as such term is defined in Section 5(c).

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PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 30, 2005 by and between, ST. AUGUSTINE OUTLET WORLD, LTD., each having an office at 5211 International Drive, Orlando, Florida 32819 (“Seller”), and PRIME OUTLETS ACQUISITION COMPANY LLC, having an office c/o The Lightstone Group, 326 Third Street, Lakewood, New Jersey 08701 (“Purchaser”).

BACKGROUND

Seller owns fee simple title to the retail mall complex known as Belz Outlets at St. Augustine (the “Mall”). The Mall consists of the real property more particularly described on Exhibit A annexed hereto (the “Parcel”) and the buildings, improvements and other structures constructed on the Parcel (the “Improvements”). The Parcel, together with the Improvements located thereon and the items listed in Section 1(a)(iv) shall be referred to herein individually as the “Property,” and collectively as the “Property.”

Purchaser has agreed to purchase the Property and other assets to be conveyed hereunder in their “AS-IS, WHERE-IS, WITH ALL FAULTS” condition and acknowledges that, except as expressly set forth in this Agreement, Seller has made no representations or warranties to Purchaser regarding the Property and other assets.

NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Sale.

(a) The Property. Seller agrees to sell to convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price, upon the terms and subject to the conditions set forth in this Agreement, (i) the Parcel; (ii) the Improvements; (iii) all of Seller’s right, title and interest in and to the easements, rights of way, reservations, covenants, restrictions, privileges, appurtenances, development rights, underground rights, water rights and other estates and rights, if any, pertaining to the Parcel and the Improvements; (iv) all right, title and interest in and to all equipment, fixtures, inventory and other tangible personal property owned by Seller located on and used in connection with the operation of the Parcel and the Improvements as a retail mall complex, including such items as are listed in Schedule 1(a)(iv) (collectively, the “Personal Property”), but excluding the items of personal property described in Section 1(b); (v) all right, title and interest, if any, in and to any strips and gores, alleys adjoining the Parcel, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Parcel to the center line thereof; (vi) the interest of Seller as landlord in all leases, licenses and other occupancy agreements encumbering the Property on the Closing Date (collectively, the “Leases”); (vii) the service, supply, maintenance, utility and commission agreements, and equipment leases with respect to the Property (collectively, the “Service Contracts”), to the extent assignable; (viii) the licenses, permits, certificates, approvals, authorizations, variances and other written authorizations from any governmental or quasi-governmental authorities having jurisdiction necessary or desirable for the use, operation or ownership of the Property and in the possession or control of Seller (collectively, the “Permits”), to the extent assignable; (ix) all right, title and interest in plans and specifications in the possession and control of Seller for the Improvements (collectively, the “Plans”), to the extent assignable; and (x) all right, title and interest in warranties in the possession or control of Seller for such Improvements, to the extent assignable.

(b) Excluded Property. Specifically excluded from the Property and this sale are all items of personal property described in Schedule 1(b), if any.

2. Purchase Price.

(a) Initial Purchase Price. Subject to the provisions of paragraph (b) below, the purchase price to be paid by Purchaser to Seller for the Property is Forty-Two Million Dollars ($42,000,000.00), (the “Purchase Price”). The Purchase Price shall be payable as follows:

(i) Five Hundred Thousand Dollars ($500,000.00) (the “Deposit”), within two (2) Business Days following full execution and delivery of this Agreement, and as a condition precedent to the effectiveness of this Agreement, by a bank wire transfer of immediately available funds to an account designated by the Escrow Agent; and

(ii) By Buyer paying on the Closing Date, by wire transfer to one or more accounts designated by Seller, the amount of the Purchase Price less the Deposit.

3. Apportionments. At Closing, the following apportionments shall be made with respect to the Property as of 11:59 p.m. on the day immediately preceding the Closing Date:

(a) Real Estate and Personal Property Taxes. Real estate and personal property taxes shall be prorated for the calendar year or fiscal year, as the case may be, for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year or fiscal year, as the case may be, with Seller being responsible for that portion of such calendar or fiscal year occurring prior to midnight of the day prior to the Closing Date and Purchaser being responsible for that portion of such calendar or fiscal year occurring on and after the Closing Date. All prorations shall be based upon the actual tax assessed and any discounts or penalties shall inure to the benefit of, or be borne by, Seller. If the real estate and/or personal property tax rate and assessments have not been set for the calendar or fiscal year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar or fiscal year, and such proration shall be adjusted between Seller and Purchaser upon presentation of written evidence that the actual taxes paid for the calendar or fiscal year in which the Closing occurs differ from the amounts used at Closing in accordance with the provisions of Section 3(g). Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Purchaser shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be responsible for any installments of special assessments which have not been finally assessed (even if Seller shall have received notice that such an assessment is contemplated) or which relate to projects that have not been completed on the date hereof.

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(b) Rents. All collected rents and other payments from tenants, licensees or other occupants under the Leases shall be prorated between Seller and Purchaser as of midnight on the day prior to the Closing Date. Seller shall be entitled to all rents, charges, and other revenue of any kind attributable to any period under the Leases to but not including the Closing Date. Purchaser shall be entitled to all rents, charges and other revenue of any kind attributable to any period under the Leases on and after the Closing Date. Minimum rent, percentage only rent and additional rent shall be prorated for the month in which Closing occurs. Percentage rent (as contrasted to percentage only rent) shall be apportioned on a Lease-by-Lease basis as follows: (i) subject to the balance of this subparagraph, Seller shall retain all percentage rent payments received by it on and prior to the Closing Date and Purchaser shall retain all percentage rent payments received by it after the Closing Date; (ii) on the Closing Date, Seller shall deliver to Purchaser a statement of all percentage rent collected by Seller with respect to the Subject Lease Year on a Lease-by-Lease basis along with a copy of the percentage rent invoices and sales reports which support those collections; (iii) for each Lease, not later than forty-five (45) days after the date that gross sales for the Subject Lease Year are finally determined, Purchaser shall deliver to Seller a statement of all percentage rent collected by Purchaser with respect to that Lease along with a copy of the annual reconciliation of percentage rent owed under the applicable Lease for the Subject Lease Year and the related sales information backup; and, (iv) for each Lease, within fifteen (15) days after the date the statement and reconciliation described in subsection (iii) above is delivered to Seller, Purchaser shall pay to Seller or Seller shall pay to Purchaser, whichever is applicable, the positive difference between (A) the total percentage rent collected by that party with respect to the Subject Lease Year and (B) the product of (1) the average daily percentage rent received with respect to the Subject Lease Year after taking into account the annual reconciliation and (2) the actual number of days that party was the Owner of the Property during the Subject Lease Year (with Purchaser being deemed to be the owner as of the Closing Date). For example, if the tenant’s Lease Year runs from February 1 to January 31, the Closing Date occurs on February 16, 2006, Seller collects $0 percentage rent for the Subject Lease Year, and Purchaser collects $700,000 percentage rent for the Subject Lease Year, then Purchaser shall pay to Seller $28,767.12 ($700,000 - ($1,917.811  x 15 days)). As used herein, the term "Lease Year" means the twelve (12) month period as to which annual percentage rent is owed under each Lease and “Subject Lease Year” means, for each Lease, the Lease Year in which the Closing Date occurs. Seller shall be entitled to continue or commence audits of percentage rent and percentage only rent under the Leases for the Lease Year immediately prior to the Subject Lease Year, and shall have the right to settle the same in its sole discretion.

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Rents, CAM charges, utility charges, tax charges and other revenue or reimbursements due landlord under the Leases not collected as of the Closing Date shall not be prorated at the time of Closing, but for a period of twelve (12) months after the Closing Date, Purchaser shall make a reasonable, good faith effort to collect the same on Seller’s behalf by invoicing delinquent tenants on a monthly basis for all past due amounts (which obligation shall survive the Closing and shall not be merged in the Deed); provided, however, that Purchaser shall have no obligation (unless Purchaser elects in its sole discretion) to enforce its rights under the Leases in a court of law or equity, to threaten such enforcement, or to commence any action or proceeding whatsoever to enforce its rights under the Leases. All rents, CAM charges, utility charges, tax charges and other reimbursements due landlord under the Leases collected by Purchaser on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection for periods from and after the Closing Date (i.e., current rents and any other sums due Purchaser as the current Owner and landlord), next to the actual costs incurred by Purchaser to third parties in collecting these amounts, with the balance (if any) payable to Seller promptly upon receipt for rents and any other sums due prior to the Closing Date, to be applied in reverse chronological order of the date on which same became due. Seller may not bring suit against any such tenant to collect any such sums unless the tenant is a tenant in other shopping centers owned by Seller or an affiliate of Seller, in which case Seller shall be permitted to bring suit against that tenant. In no event shall Seller seek or threaten eviction of any tenant in the Property. Purchaser shall receive a credit against the Purchase Price for pre-paid rentals held by Seller covering the period post-Closing. Advertising or marketing funds collected by Seller prior to Closing, net of expenses not assumed by Purchaser, will be credited against the Purchase Price at Closing. Notwithstanding anything herein to the contrary, Seller shall retain all rights and claims against tenants and former tenants in bankruptcy which are no longer in possession at the Property.

(c) Operating Expenses. Operating expenses for the Property shall be prorated as of 11:59 p.m. of the day prior to the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property (such as amounts due under the Service Contracts) to, but not including the Closing Date, and Purchaser shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual utility consumption, other operating expenses or revenues are not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, in the case of utility consumption, or on the last bill or receipt, and post-Closing adjustments between Purchaser and Seller shall be made ninety (90) days following the Closing Date, which obligation shall survive the Closing and shall not be merged in the Deeds and Seller will be entitled to all rights with respect thereto. Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies servicing the Property, and Seller will be entitled to all rights with respect thereto. Purchaser shall arrange with such services and companies to have accounts opened in Purchaser’s name beginning at 12:01 a.m. on the Closing Date.

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(d) Security Deposits. At Closing, Seller shall account to Purchaser for, and give Purchaser a credit against the Purchase Price for the Property in the aggregate amount of, the unapplied cash security deposits then held by Seller under the Leases and any interest required by law or the applicable Lease to be accrued thereon. At Closing, Purchaser shall assume liability for, and indemnify and hold Seller harmless from and against claims relating to, all unapplied cash security deposits so credited. Following Closing, Seller shall assume liability for, and indemnify and hold Purchaser harmless from and against claims relating to, any unapplied cash security deposits not so credited. If any security deposit is held in the form of a letter of credit, the original letter of credit will be assigned and delivered to Purchaser at Closing together with any other documents required to effect the transfer to Purchaser at Closing. The obligations of the parties pursuant to this Section 3(d) shall survive Closing and shall not be merged in the Deeds.

(e) New Leases. At Closing, Purchaser shall reimburse Seller, or assume liability for, and indemnify and hold Seller harmless from and against, all brokerage and other costs and expenses, including without limitation, incentives, tenant improvement costs, allowances and other inducements, paid or payable on account of (i) leases entered into following the execution of this Agreement which are approved by Purchaser pursuant to Section 11(b) and (ii) renewals of existing leases.

(f) Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (i) to Purchaser, such sum shall be paid at the Closing by giving Purchaser a credit against the Purchase Price in the amount of such credit balance, or (ii) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated Seller for the payment of the Purchase Price.

(g) Delayed Adjustment. If at any time following the Closing Date, any adjustment under any subsection of this Section 3 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested within twelve (12) months after the Closing Date for all adjustments other than the adjustment of percentage rent, which adjustment shall be made when the calculation and payment thereof has been made, and in any event, within sixteen (16) months following the Closing Date. The provisions of this Section 3(g) shall survive the Closing and shall not be merged in the Deeds.

(h) Purchaser’s Investigations. Purchaser shall pay for Purchaser’s Investigations and any other due diligence performed by Purchaser with respect to the Property.

(i) Attorneys’ Fees. Purchaser and Seller shall each be responsible for paying its own attorneys’, consultants’ and other professionals’ fees in connection with this transaction.

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(j) CAM Audits. Seller shall remain responsible for, and shall control, any audits of CAM charges for periods prior to the year of the Closing Date, and shall have the right to settle the same in its sole discretion. Purchaser shall cooperate with Seller to the extent required and shall make any books and records assigned hereunder available to Seller in connection with any such audit.

(k) Unpaid Tenant Allowances. Seller shall remain responsible for payment of the unpaid tenant allowances listed on Schedule 6(a)(i)(R), if the tenants listed thereon become entitled at any time after the Closing Date to collect these allowances pursuant to the terms of their respective leases, and Seller shall indemnify Purchaser for these amounts. Purchaser shall make no payment to a tenant for any amounts listed on Schedule 6(a)(i)(R) without Seller’s written authorization. If a tenant makes a claim for an unpaid allowance, Purchaser shall promptly notify Seller and provide Seller with any correspondence and supporting documentation provided by the tenant, and Seller shall be entitled to determine whether the tenant has complied with its obligation under its Lease. The provisions of this Section 3(k) shall survive the Closing and shall not be merged in the Deeds. If a tenant listed on Schedule 6(a)(i)(R) provides an estoppel certificate pursuant to Section 11(c) claiming the allowance and complies with all obligations under its Lease required to collect the allowance, then Seller shall pay the allowance at or prior to Closing, and Schedule 6(a)(i)(R) shall be revised to reflect the payment made. If a tenant listed on Schedule 6(a)(i)(R) provides an estoppel certificate pursuant to Section 11(c) claiming the allowance but does not comply with all obligations under its Lease required to collect the allowance, then at Closing Seller shall escrow with Purchaser’s lender the amount of the allowance for a period of ninety (90) days to permit the tenant to comply with the requirements for collection. If the tenant complies within that ninety (90) day period, the escrowed amount shall be released to the tenant and Schedule 6(a)(i)(R) shall be revised to reflect the payment made. If the tenant does not comply, the escrowed amount shall be returned to Seller, and Seller’s indemnity with respect to that allowance shall remain in full force and effect.

4. Seller’s and Purchaser’s Termination Rights; Closing Date.

(a) Seller’s Right to Terminate. If Seller is unable to obtain the approval of the transaction contemplated hereby by the partners of Seller, then Seller shall have the right to terminate this Agreement by giving written notice thereof to Purchaser, on or before 5:00 p.m. Eastern Daylight Time on December 16__, 2005 (such period from the execution hereof to such time and date, the “Contingency Period”). If Seller terminates the Agreement pursuant to this Section 4(a), the Deposit shall be returned to Purchaser, and thereafter neither Seller nor Purchaser shall have further rights, liabilities or obligations hereunder, except for Surviving Obligations. If Seller shall not have provided Purchaser with notice of its termination hereof prior to the expiration of the Contingency Period:

(i) Seller shall be deemed to have irrevocably waived the right of termination granted under Section 4(a) and to have made the representation set forth in Section 6(a)(i)(B) below without exception for the approval of the partners of Seller; and

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(ii) after such date, Seller shall have no further right to terminate this Agreement, except as expressly set forth herein.

(b) Purchaser’s Right to Terminate If Purchaser is not satisfied with the results of its engineering and environmental investigations of the Property because of finding engineering and/or environmental defects that, in Purchaser’s reasonable judgment, may be expected to cost more then $500,000 in the aggregate to rectify, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller, together with copies of such investigations, on or before 5:00 p.m. Eastern Daylight Time on December 19, 2005 (such period from the execution hereof to such time and date, the “Contingency Period”). If Purchaser terminates the Agreement pursuant to this Section 4(b), the Deposit shall be returned to Purchaser, and thereafter neither Seller nor Purchaser shall have further rights, liabilities or obligations hereunder, except for Surviving Obligations. If Purchaser shall not have provided Seller with notice of its termination hereof prior to the expiration of the Contingency Period:

(i) Purchaser shall be deemed to have irrevocably waived the right of termination granted under Section 4(b); and

(ii) after such date, Purchaser shall have no further right to terminate this Agreement, except as expressly set forth herein.

(c) Closing. The delivery of the Deeds and the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller’s attorney, at 10:00 A.M. on or before February 28, 2006 (such date, as it may be extended pursuant to the terms of this Agreement, the “Closing Date”). As used herein, a “Business Day” shall be any day other than (i) a Saturday or a Sunday, or (ii) a day on which national banks in New York, New York are not open for business. Purchaser shall have the right to extend the originally-scheduled Closing Date for one additional period of up to thirty (30) days in order to complete its financing by giving Seller written notice thereof prior to the then-scheduled Closing Date.

5. Title.

(a) Good and Marketable Title. It shall be a condition to Purchaser’s obligation to close on the Property (which may be waived in whole or in part by Purchaser), that title to the Property shall be good and marketable, free and clear of liens and encumbrances except the Permitted Exceptions, insurable at regular rates by a national title insurance company selected by Purchaser (the “Title Company”) in the amount of the Purchase Price, insuring that fee simple title to the Property is vested in Purchaser subject only to the Permitted Exceptions (defined below).

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(b) Title Commitments. Purchaser shall obtain from the Title Company a title commitment (the “Commitment”) with respect to the Property. Not later than the date that is ten (10) days after receipt by Purchaser of the Commitment, Purchaser or Purchaser’s counsel shall deliver a letter setting forth Purchaser’s objections to the exceptions to title listed on Schedule B to the Commitment. Unless Purchaser shall object to any such exception on or before the date that is ten (10) days from the date of receipt by Purchaser of the Commitment, Purchaser shall be deemed to have consented to all exceptions to title on Schedule B to the Commitment. Seller shall convey or cause to be conveyed and Purchaser shall accept title to the Property subject to (i) rights of tenants in possession under the Leases as tenants only, (ii) applicable zoning and building ordinances and land use regulations provided they do not interfere with the use and occupancy of the Property as a retail shopping center, (iii) such exceptions to title as are listed on Schedule B-II to any Commitment (unless objected to as provided above), (iv) the Lien of taxes not yet due and payable, (v) any exceptions caused by Purchaser, its agents, representatives or employees, and (vi) any other exceptions (such as utility easements) that do not affect the value of the Property or its use as a retail mall complex provided they are reasonably acceptable to Purchaser’s lender (the foregoing exceptions described in subsections (i) - (vi) being herein collectively called the “Permitted Exceptions”).

(c) Unacceptable Encumbrances. Any title exceptions which are timely objected to by Purchaser shall be herein collectively called the “Unacceptable Encumbrances.” Seller may elect (but shall not be obligated except as otherwise provided in this Agreement) to remove, or cause to be removed at its expense, any Unacceptable Encumbrances, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal. Seller shall notify Purchaser in writing within ten (10) Business Days after receipt of Purchaser’s notice of Unacceptable Encumbrances whether Seller elects to remove the same. Seller shall be deemed to have elected not to remove the applicable item if Seller does not so notify Purchaser of such election within such ten (10) Business Day period. If Seller is unable, or elects not to remove or endorse over any Unacceptable Encumbrances, or does not remove the Unacceptable Encumbrance to Purchaser and its lender’s reasonable satisfaction, Purchaser may elect, in its sole discretion, as its sole and exclusive remedy, either (i) to terminate this Agreement by notice to Seller pursuant to Section 15(a), in which event the provisions of Section 15(a) shall apply, or (ii) to take such title as Seller can convey without abatement of or credit against the Purchase Price. Notwithstanding the foregoing, Seller agrees to satisfy or defease mortgages (real estate taxes, water and sewer charges, assessments, judgments against Seller or other liens (collectively, the “Liens”) secured by or affecting the Property which can be satisfied by payment of liquidated sums, or bond against the same, and shall deliver to Purchaser or the Title Company, at Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record, together with the cost of recording or filing said instruments, or a bond therefor.

6. Representations and Warranties.

(a) Seller’s Representations.

(i) Seller represents and warrants to Purchaser as follows:

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A. Seller is duly formed and validly existing under the laws of the State of its formation and is qualified to conduct business under the laws of the state in which the Property is located.

B. Subject to the approval of the partners of Seller as provided in Section 4(a) above, Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively, the “Seller’s Documents”), to consummate the transaction contemplated hereby, and to perform their obligations hereunder and under Seller’s Documents. Seller is the sole owner of the fee simple title to the Property owned by it as set forth on Exhibit A.

C. Subject to the terms of this Agreement, this Agreement and Seller’s Documents have been duly authorized by all requisite action on the part of Seller, and are the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

D. This Agreement and Seller’s Documents do not and will not contravene any provisions of the bylaws, partnership agreements or operating agreements of Seller, or any judgment, order, decree, writ or injunction issued against Seller, or to the knowledge of Seller, any provision of any Laws applicable to Seller, except, in each case, where consents thereto have been obtained. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Seller under any agreement to which Seller or any of its or their assets are subject or bound, except where consents thereto have been obtained, and will not result in a violation of any Laws applicable to either Seller.

E. To the best knowledge of Seller, the rent roll and delinquency reports attached hereto as Schedule 6(a)(i)(E) for the Property are accurate in all material respects as of the date thereof. Neither Seller has received any advance payment of rent (other than the current month) on account of any Leases except as set forth on Schedule 6(a)(i)(E).

F. To the best knowledge of Seller, the Leases, Permits and other documents made available for Purchaser’s review in Seller’s management offices are true, correct and complete in all material respects. Each Lease is in full force and effect and has not been amended except as set forth in Schedule 6(a)(i)(E). Neither Seller has entered into any written or oral lease, nor any agreement to lease any portion of its Property except as set forth in Schedule 6(a)(i)(E). Except as set forth in Schedule 6(a)(i)(F), Seller has not received or given any notice of a default under the Leases which has not been cured.

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G. To the best knowledge of Seller, Schedule 6(a)(i)(G) lists all Service Contracts, broker agreements and other contracts affecting the Property which will be binding upon Purchaser after the Closing, and the copies of these documents provided to Purchaser are true, correct and complete in all material respects. Each of the Service Contracts listed in Schedule 6(a)(i)(G) is in full force and effect and has not been assigned, modified, amended or rescinded except as specified in Schedule 6(a)(i)(G). Seller has not received or given notice of a default under the Service Contracts which has not been cured.

H. There are no employees of Seller and no employee benefit plans for which Purchaser will be responsible on or after the Closing Date, and there are no union contracts with employees of the Property.

I. There is no pending action, suit, proceeding or investigation to which Seller is a party before any court or other governmental authority with respect to the Property which is likely to have a material adverse impact on the transactions contemplated hereby or any Property except as set forth on Schedule 6(a)(i)(I), and Seller has no knowledge of any of the same being threatened against either Seller or any Property.

J. To the best knowledge of Seller, there are no pending condemnation proceedings that affect all or any portion of any Property and Seller has not received any written notice from any condemning authority threatening a condemnation proceeding that would affect all or any portion of the Property, except as set forth in Schedule 6(a)(i)(J).

K. To the best knowledge of Seller, Seller has not received written notice from any governmental authority requiring the correction of any condition with respect to all or any part of the Property by reason of a violation of any Law except as set forth in Schedule 6(a)(i)(K). Except as set forth in Schedule 6(a)(i)(K), Seller has not received written notice of any pending or (to Seller’s knowledge) threatened judicial or administrative action by adjacent land Seller or other persons or with respect to any easements or other recorded instruments encumbering the Property.

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L. To the best knowledge of Seller, Seller has not received any summons, citation, directive, notice of violation, letter, or other related communication from the United States Environmental Protection Agency or State Department of Environmental Protection or other governmental body responsible for administering or enforcing environmental laws relating to Seller or the Property, except as set forth in Schedule 6(a)(i)(K). There are no pending requests for information or inquiries from any governmental authority or any investigations, actions, suits, claims, or proceedings relating to Hazardous Materials in or on the Property except as set forth in Schedule 6(a)(i)(K). During the time period of Seller’s ownership of the Property, to Seller’s knowledge, and except as disclosed in any environmental report provided to or obtained by Purchaser relating to the Property, the Property has been used for the production, deposit, generation, transportation, storage, treatment, or disposal of any Hazardous Materials contrary to applicable Laws, and no Hazardous Materials were disposed of on, in, or at the Property contrary to applicable Laws.

M. Seller has not instituted any tax appeals except as set forth in Schedule 6(a)(i)(M), nor has Seller received written notice of any pending special assessments that affect the Property except as set forth in Schedule 6(a)(i)(M).

N. Seller has not entered into any other agreement or option to sell the Property or any portion thereof other than this Agreement, and no tenant has any option to purchase any portion of the Property except as disclosed in Schedule 6(a)(i)(N).

O. Seller has good title to the Personal Property owned by it and listed in Schedule 1(a)(iv).

P. Seller has not (1) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (2) caused, suffered or consented to the appointment of a receiver, buyer, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets; or (3) made an assignment for the benefit of creditors.

Q. Seller is not a “foreign person” as that term is defined in the Federal Foreign Investment in Real Property Tax Act of 1980 or the 1984 Tax Reform Act, as amended.

R. No unpaid tenant improvement allowances are due under the Leases except as set forth on Schedule 6(a)(i)(R).

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S. No commissions are due or will become due to any broker on account of any of the Leases for terms currently in effect except as set forth on Schedule 6(a)(i)(S).

(ii) As used herein, “the best knowledge of the Seller” shall mean the actual knowledge of Lothar Estein, after due inquiry of the property manager for the Property.

(iii) The representations and warranties of Seller set forth in Section 6(a)(i) shall be true, accurate and correct in all material respects upon the execution of this Agreement (except for intervening changes in fact that do not constitute a breach by Seller of any of its covenants hereunder) and shall be updated by Seller on and as of the Closing Date. The representations and warranties of Seller set forth in this Agreement shall remain operative and shall survive for a period of one hundred eighty (180) days following the Closing Date, and shall not be merged therein for such period, and no action or claim based thereon shall be commenced after such period unless the factual basis of the claim or cause of action asserted in the action was first identified with reasonable clarity in a written notice delivered to Seller not later than one hundred eighty (180) days following the Closing Date.

(b) Purchaser’s Representations.

(i) Purchaser represents and warrants to Seller as follows:

A. Purchaser is a duly formed and validly existing limited liability company under the laws of the State of Delaware, and as of the Closing Date shall be qualified under the laws of the state in which the Property is located to conduct business therein.

B. Purchaser has the full legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the “Purchaser’s Documents”), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser’s Documents.

C. This Agreement and Purchaser’s Documents have been duly authorized by all requisite corporate action on the part of Purchaser, and are the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms.

D. This Agreement and Purchaser’s Documents do not and will not contravene any provision of the articles and bylaws of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any Laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Purchaser.

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E. Purchaser has no knowledge as of the date hereof of pending actions, suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which is likely to have a material adverse impact on the transactions contemplated hereby.

(ii) The representations and warranties of Purchaser set forth in Section 6(b)(i) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date and shall survive the Closing for a period of one hundred eighty (180) days and shall not be merged therein for such period, and no action or claim based thereon shall be commenced after such period unless the factual basis of the claim or cause of action asserted in the action was first identified with reasonable clarity in a written notice delivered to Purchaser not later than one hundred eighty (180) days after the Closing.

7. Closing Costs. All costs and expenses in connection with the transaction contemplated by this Agreement (including documentary taxes, transfer taxes, stamp taxes, recording taxes and fees, title search fees, and title insurance premiums, but specifically excluding legal, consulting and other professional fees or costs, which each party shall bear individually, or the costs of Investigations, which Purchaser shall bear) shall be apportioned between Purchaser and Seller in accordance with Schedule 7. This Section 7 shall survive the Closing (and shall not be merged in the Deeds) or earlier termination of this Agreement.

8. Conditions Precedent to Closing.

(a) Purchaser Conditions. Purchaser’s obligation under this Agreement to purchase the Property is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 8(c):

(i) The representations and warranties of Seller contained herein shall be materially true, accurate and correct as of the Closing Date;

(ii) Seller shall have delivered all the documents and other items required by Section 9 (including without limitation estoppel certificates that comply with the provisions of Section 11(c)) and shall have performed in all material respects all other covenants, undertakings and obligations, and complied in all material respects with all conditions required by this Agreement to be performed or complied by Seller at or prior to the Closing.

(iii) Title to the Property shall be as required under this Agreement; and

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(iv) On or prior to the Closing Date, (A) Seller shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date; (B) Seller shall not have admitted in writing an inability to pay its debts as they mature; (C) Seller shall not have made a general assignment for the benefit of creditors; (D) Seller shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Seller; and (E) Seller shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, cancelled or terminated prior to the Closing Date.

(b) Seller’s Conditions. Seller’s obligation under this Agreement to sell the Property to Purchaser are subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 8(c):

(i) The representations and warranties of Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date;

(ii) Purchaser shall have delivered the Purchase Price and other funds required hereunder and all the documents to be executed by Purchaser set forth in Section 10; and

(iii) On or prior to the Closing Date, (A) Purchaser shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date; (B) Purchaser shall not have admitted in writing an inability to pay its debts as they mature; (C) Purchaser shall not have made a general assignment for the benefit of creditors; (D) Purchaser shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser; and (E) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, cancelled or terminated prior to the Closing Date.

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(c) Remedies. In the event that any condition contained in Section 8(a) or (b) is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition, whereupon title shall close as provided in this Agreement without abatement of the Purchase Price, or (ii) terminate this Agreement pursuant to Section 15(a) or (b), as applicable. By closing, Purchaser and Seller shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Sections 8(a) or (b), respectively.

9. Deliveries by Seller at Closing.

(a) Seller’s Deliveries. At the Closing, Seller, shall execute, acknowledge and/or deliver, as applicable, the following to Purchaser or the Title Company:

(i) A deed sufficient under the law of the state in which the Property is located to convey title to such Property to Purchaser with special warranty covenants (or the equivalent), substantially in the form of Exhibit B (each, a “Deed”).

(ii) An assignment and assumption of the Leases for the Property, including all unapplied cash security deposits accounted for by Seller (each, a “Lease Assumption”), substantially in the form of Exhibit C (with such revisions as are necessary to have such Lease Assumption comply with the law of the state in which such Property is located) assigning Seller’s interest in the Leases.

(iii) A bill of sale in the form of Exhibit D (the “Bill of Sale”), conveying, transferring and selling to Purchaser without warranty or representation all right, title and interest of Seller in and to all Personal Property with respect to the Property.

(iv) An Assignment and Assumption of Contracts and Permits, in the form of Exhibit E (the “Contract and Permit Assignment”), assigning without warranty or representation all of Seller’s right, title and interest, if any, in and to (A) all of the assignable Permits, and (B) all assignable Service Contracts relating to the operation of the Property, and (collectively, the “Contracts”). Seller shall not assign any existing management agreements or any contracts or policies of insurance for the Property.

(v) An updated rent roll and delinquency report as of a date not more than 30 days prior to the Closing Date, with a date down of changes through the Closing Date (or, at Seller’s option, an updated rent roll and delinquency report as of the date of Closing) which will reflect only changes in the ordinary course pursuant to Section 11, certified as true and correct to the knowledge of Seller.

(vi) A memo to the tenants under the Leases and vendors under any Service Contracts notifying them of the sale of the Property to Purchaser and advising that all future payments of rent and other payments due under the Leases and any invoices or billings under the Service Contracts are to be sent to Purchaser at the address of Purchaser specified in Section 21.

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(vii) Estoppel Certificates received pursuant to Sections 11(c) below, provided that Seller shall deliver the minimum estoppel certificates required pursuant to subparagraph (iii) of Section 11(c) not later than three (3) Business Days prior to the Closing Date.

(viii) Any documents Seller is required to provide pursuant to Section 6(a).

(ix) Copies of terminations of the management agreements and Service Contracts not assumed by Purchaser unless Purchaser is permitted and chooses to assume any such agreement.

(x) A certificate of Seller re-certifying the representations and warranties set forth in Section 6(a)(i) as of the Closing Date.

(xi) A “FIRPTA” affidavit sworn to by Seller in the form of Exhibit F annexed hereto. Purchaser acknowledges and agrees that upon Seller’s delivery of such affidavit, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

(xii) (A) Copies of the resolution of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by an authorized representative of Seller as of the date of Closing; (B) a good standing or incumbency certificate issued by the state in which Seller is organized and the state in which the Property is located, if different, each dated within thirty (30) days of the Closing Date; (C) an incumbency certificate executed by an authorized representation of Seller with respect to those officers of Seller executing any documents or instruments in connection with the transactions contemplated herein.

(xiii) Duly completed and signed real estate transfer tax returns if required by the governmental authorities in the state in which the Property is located.

(xiv) Title Affidavits in customary form, including gap indemnity if customarily provided in any jurisdiction in which Property is located and required by the Title Company.

(xv) A settlement statement setting forth the apportionments required by Section 3 (and Seller shall deliver to Purchaser a draft settlement statement three (3) Business Days prior to the Closing Date).

(xvi) Access to the on-site management offices for the Property (where keys to all locks that are in Seller’s possession with respect to the Property and other Property-specific information are kept).

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(xvii) All other documents which Seller is required to deliver pursuant to the provisions of this Agreement or that Purchaser reasonably requests in order to effectuate the conveyance of the Property; provided that any documents requested by Purchaser do not impose any additional obligations on Seller.

10. Deliveries by Purchaser at Closing.

(a) At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller:

(i) The Lease Assumption, assuming all of each Seller’s obligations and liabilities under the relevant Leases including unapplied cash security deposits accounted for by Seller.

(ii) The Contract and Permit Assignment, assuming all of Seller’s right, title and interest, if any, in and to the Contracts and Permits.

(b) At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller:

(i) The Purchase Price, subject to apportionments, credits and adjustments as provided in this Agreement.

(ii) (A) copies of the certificate of formation and operating agreement of Purchaser and of the consent of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, certified as true and correct by an authorized representative of Purchaser; (B) a good standing certificate issued by the state of formation of Purchaser, dated within thirty (30) days of the Closing Date; and (C) an incumbency certificate executed by an authorized representative of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

(iii) If applicable, duly completed and signed real estate transfer tax returns.

(iv) A Settlement Statement.

(v) All other documents Purchaser is required to deliver pursuant to the provisions of this Agreement or that Seller reasonably requests in order to effectuate the conveyance of the Property; provided, that any documents requested by Seller do not impose any additional obligations on Purchaser.

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11. Covenants.

(a) Conduct of Seller’s Business Prior to Closing. During the period between the date of this Agreement and the Closing Date, except as specifically contemplated by this Agreement, or consented to in writing by Purchaser, Seller will:

(i) Continue to operate, manage, lease and maintain the Property in the usual, regular and ordinary course and in substantially the same manner as heretofore, subject to ordinary wear and tear;

(ii) Perform all of the landlord’s material obligations under the Leases in a timely manner, and use commercially reasonable efforts to enforce the material obligations of the tenants thereunder;

(iii) Promptly, but in all events prior to Closing, deliver to Purchaser copies of all material notices delivered or received by Seller in connection with the Leases.

(iv) Perform all of Seller’s material obligations under the material Contracts, and use commercially reasonable efforts to enforce the material obligations of the contractors thereunder;

(v) Promptly, but in all events prior to Closing, deliver to Purchaser copies of all material notices delivered or received by Seller in connection with the Contracts.

(vi) Promptly notify Purchaser of any material emergency or other material change at the Property, including any casualty or condemnation that directly affects any portion of the Property;

(vii) Maintain its books and records with respect to the Property in accordance with the accounting principles currently utilized by Seller, consistently applied, and not change in any material manner any of their methods, principles or practices of accounting or billing currently in effect, except as may be required by applicable Law or Seller’s regular accountant;

(viii) Not (A) encumber or subject the Property to any new Lien, (B) except to effect the transaction contemplated hereby or as expressly permitted by the terms of this Agreement, modify, amend, supplement, terminate or assign any or all of the Permits, the Contracts and the Leases, provided, however, that until the expiration of the Investigation Period, upon a material default by the vendor under a Contract or the tenant under a Lease (other than a Lease to a Major Tenant), Seller, upon notice to Purchaser, may terminate any Contract or Lease without the consent of Purchaser, or (C) transfer, sell, assign, or terminate any of the Contracts;

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(ix) Give Purchaser prompt notice of all insurance claims and/or other litigation with respect to the Property, and defend such claims and/or other litigation;

(x) Keep policies of insurance in full force and effect with respect to the Property;

(xi) Use commercially reasonable efforts to obtain the consents, if any, required to permit the assignment of Contracts that require consent to assign (without being required to bring any actions against any person or to pay any amounts to any person to obtain same).

(xii) Not settle any insurance claims or other litigation that would materially and adversely affect the Property after the Closing;

(xiii) Not perform any capital renovations or alterations with respect to the Property (or any part thereof), except (A) in connection with the operation of the Property in the ordinary course, (B) as expressly permitted by the terms of this Agreement following a casualty or condemnation, or (C) as required by any Lease or applicable Law; and

(xiv) Not enter into a Contract affecting the Property other than in the ordinary course (and then, in such event, only if said contract is freely terminable at Closing or upon thirty-one (31) days (or less) prior written notice); and Seller shall promptly notify Purchaser of all Contracts and other agreements entered into after the date of this Agreement and deliver to Purchaser copies thereof;

(xv) Not commence any appeal of real estate taxes for the Property;

(xvi) Not sell or otherwise dispose of all or any portion of any Property;

(xvii) Deliver to Purchaser the monthly rent rolls and delinquency reports prepared by Seller in the ordinary course of business, as they become available; and

(xviii) Deliver to Purchaser, at such time as the information therein is publicly disclosed, quarterly operating statements with respect to the Property, which operating statements shall be delivered without representation or warranty.

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(b) Leasing. Seller will conduct its leasing activities consistent with past practices subject to changes consistent with prevailing market practices. During the period between the date of this Agreement and the Closing Date, Seller shall not enter into any new lease, or amend, modify or terminate any Lease without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or denied. Notwithstanding the forgoing, no consent shall be required for any option and/or renewal right that is set forth in such Lease except that, if the rental is to be at fair market value, Purchaser shall have the right to consent to the determination of the fair market value if the landlord has this power under the Lease (for example, if fair market value is to be determined by arbitration, Purchaser shall have no consent rights). Seller will promptly (but, in all events, prior to the Closing), apprise Purchaser of leasing activities with respect to the Property, including notice of any loans made by either Seller to any tenant (and deliver to Purchaser copies of all Leases and other relevant documents). Any notice from Purchaser rejecting a proposed new lease or amendment, modification or termination of any Lease shall include a description of the reasons for Purchaser's rejection. Seller shall provide Purchaser with monthly leasing reports and an updated monthly rent roll for the prior month.

(c) Tenant Estoppels.

(i) Seller will obtain and deliver to Purchaser estoppel certificates in an Acceptable Form from each of the tenants under Leases having a term of more than one (1) year. Seller shall deliver to Purchaser groups of executed estoppel certificates promptly following Seller’s receipt thereof.

(ii) An estoppel certificate shall be deemed to be in an acceptable form (“Acceptable Form”) if such estoppel certificate is (A) dated not earlier than January 15, 2006, (B) consistent with the terms of the applicable Lease, Schedule 6(a)(i)(E) and the representations and warranties of Seller set forth in this Agreement and discloses no material default, and (C) in form substantially similar to the form of estoppel certificate attached as Exhibit G, or substantially in the form required by the applicable Lease, or, with respect to a Lease with a Major Tenant, substantially in such form as such Major Tenant customarily provides to a purchaser of a retail mall, or in such other form as Purchaser shall approve in the exercise of its reasonable judgment, or if such estoppel certificate is signed by Seller as provided below, substantially in the form attached as Exhibit G-1 (a “Seller Estoppel Certificate”).

(iii) If Seller is unable to deliver an estoppel certificate in Acceptable Form from each tenant occupying 10,000 or more square feet of space (as listed in Schedule 11(c)(iii)) (each, a “Major Tenant”) and from tenants who lease seventy-five percent (75%) of the remaining gross leased area within the Property under leases having a term of more than one (1) year, Seller may (A) cure any exception, (B) if acceptable to Purchaser’s lender, deliver Seller Estoppel Certificates signed by Seller in Acceptable Form covering Leases which, together with estoppel certificates from tenants in Acceptable Form, equal the requisite seventy-five percent (75%) of the gross leaseable area within the Property under Leases having a term of more than one (1) year, or (C) notify Purchaser that it cannot obtain the requisite estoppel certificates in Acceptable Form, and/or is unwilling to cure any exception, and/or is unwilling to execute Seller Estoppel Certificates. In the case of clause (C) above, Purchaser may, at its sole option, (1) accept such estoppel certificates as have been delivered, waive the requirements set forth in this Section 11(c) and proceed to Closing without abatement of the Purchase Price, or (2) terminate the Agreement by giving Seller written notice thereof, whereupon the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any rights, obligations or liabilities hereunder, except for these obligations that are expressly stated to survive the termination of this Agreement (the “Surviving Obligations”). If Seller delivers Seller Estoppel Certificates pursuant to clause (B) above with respect to any Lease and thereafter the tenant under such Lease executes an estoppel certificate in Acceptable Form, the Seller Estoppel Certificates executed by Seller shall be deemed null and void.

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(d) Intentionally Omitted.

(e) Subordination, Non-Disturbance and Attornment Agreements. If Purchaser prepares and provides the same to Seller prior to the date that Seller circulates estoppel certificates, Seller agrees to deliver to tenants with each estoppel certificate provided pursuant to Section 11(c) a subordination, non-disturbance and attornment agreement in favor of Purchaser’s lender (an “SNDA”) in form substantially similar to Exhibit I; provided that SNDAs for any Major Tenant shall be prepared on the form, if any, attached to that Major Tenant’s Lease. Seller shall forward to Purchaser any SNDAs received, but shall not be responsible to negotiate any SNDAs.

(f) Other Actions. Each of Seller and Purchaser will not take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue as of the Closing Date, (ii) any of the representations and warranties of such party that are not so qualified becoming untrue in any material respect as of the Closing Date, or (iii) any of the conditions to the Closing set forth in Section 8 not being satisfied.

(g) Purchaser’s Consent. If, pursuant to any provision of this Section 11, Purchaser’s consent is required, such consent shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if no written response setting forth the reasons for the non-approval is received by Seller within five (5) Business Days of receipt by Purchaser of the request for consent.

12. As Is; Release.

(a) As-Is. Purchaser acknowledges and agrees that if Purchaser fails to terminate this Agreement on or before the expiration of the Investigation Period, the Property shall be sold, and Purchaser shall accept possession of the Property on the Closing Date “AS IS - WHERE IS, WITH ALL FAULTS,” with no right of setoff or reduction in the Purchase Price, and Purchaser shall assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by Purchaser’s Investigations, whether or not Purchaser shall have made any such Investigation. Except as expressly set forth in Section 6(a)(i), neither Seller nor Seller’s Representatives have or shall be deemed to have made any representations or warranties, express or implied, regarding the Property or any matters affecting the Property, including without limitation the physical condition of the Property, title to or boundaries of the Property, soil conditions, the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property, compliance with building, health, safety, land use or zoning Laws, other engineering characteristics, traffic patterns, parking and all other information pertaining to the Property. Purchaser moreover acknowledges (i) that Purchaser is a sophisticated buyer, knowledgeable and experienced in the financial and business risks attendant to investments in real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Property, (ii) that Purchaser has entered into this Agreement with the intention of making and relying upon its own (or its experts’) investigation of the physical, environmental, economic and legal condition of the Property, and (iii) that Purchaser is not relying upon any representation or warranty concerning the Property made by Seller or Seller’s Representatives other than as expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement, Seller shall not have any liability of any kind or nature for any condition or defect in the Property, whether such condition or defect is latent or patent, and regardless of when any such condition or defect is discovered.

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(b) Opportunity to Investigate. Purchaser acknowledges that Purchaser has been, and while this Agreement remains in full force and effect shall be, afforded the opportunity for full and complete investigations, examinations and inspections of the Property and of all information and documents in the possession or control of Seller relating to the Property, the operation and leasing thereof or the sale thereof.

(c) Release. Purchaser and anyone claiming by, through or under Purchaser hereby fully and irrevocably release Seller, each Seller and Seller’s Representatives from any and all claims that it may now have or hereafter acquire against Seller or Seller’s Representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any structural, engineering or environmental condition at the Property, including without limitation the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property (whether patent, latent or otherwise) as of the Closing Date, except for claims against Seller based upon any obligations, indemnities and liabilities of Seller expressly provided in this Agreement or in the documents delivered by Seller at Closing. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including but not limited to those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Purchaser agrees that in the event of any structural, engineering or environmental defects, errors or omissions, including without limitation the presence or absence, location or scope of any Hazardous Materials in, at, or under the Property, or any other conditions affecting the Property as of the Closing Date, Purchaser shall not look to Seller for any redress or relief, except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement or in the documents delivered by Seller at Closing.

(d) Failure to Terminate. Purchaser’s failure, for any reason whatsoever, to elect to terminate this Agreement pursuant to Section 4(b) shall be deemed an acknowledgment by Purchaser that Purchaser has inspected the Property, is thoroughly acquainted with and accepts their condition. Seller shall not be liable or bound in any manner by any oral or written “setups” or information pertaining to the Property furnished by Seller or Seller’s Representatives.

(e) Survival. The provisions of this Section 12 shall survive the Closing (and shall not be merged in the Deed) or earlier termination of this Agreement.

13. Broker.

Purchaser and Seller represent and warrant to each other that there is no broker with whom they have dealt in connection with the sale and purchase of the Property and the transactions described herein. Purchaser and Seller agree to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys’ fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 13 shall survive the Closing (and shall not be merged in the Deed) or earlier termination of this Agreement.

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14. Casualty; Condemnation.

(a) Damage or Destruction: If a “material” part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement by giving written notice to Seller not later than thirty (30) days after receipt of Seller’s notice. If this Agreement is so terminated, the Deposit shall be refunded to Purchaser and thereafter, neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. If there is damage to or destruction of an “immaterial” part (“immaterial” is herein deemed to be any damage or destruction which is not “material,” as such term is hereinafter defined) of the Property, Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing, (i) cause the net proceeds (if any) of any insurance less the amount of all costs incurred in connection with the repair of such damage or destruction to be paid to Purchaser, (ii) assign and transfer to Purchaser all right, title and interest in and to any uncollected insurance proceeds (if any) which Seller may be entitled to receive from such damage or destruction, and (iii) grant Purchaser a credit against the Purchase Price in the amount of any deductible under the insurance policy for such Property, to the extent that such deductible has not already been invested in by Seller toward the restoration of the damage. A “material” part of the Property shall mean that (i) twenty-five (25%) percent or more of the gross leaseable area of the Property has been destroyed or suffered material casualty damage; or (ii) the cost to repair or replace such damaged or destroyed portion of the Property will exceed 25% of the Purchase Price allocated to such Property, as reasonably estimated by Seller.

(b) Condemnation: If, prior to the Closing Date, all or any “significant” portion (as hereinafter defined) of the Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than thirty (30) days after receipt of Seller’s notice. If this Agreement is so terminated, the Deposit shall be refunded to Purchaser and thereafter, neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. If Purchaser does not elect to terminate this Agreement, or if an “insignificant” portion (“insignificant” is herein deemed to be any taking which is not “significant”, as such term is herein defined) of the Property is taken by eminent domain or condemnation, at Closing the Seller shall cause the award or proceeds, net of the reasonable costs of Seller in connection with obtaining such award or proceeds, to be assigned to Purchaser and Purchaser shall be entitled to receive and keep all awards or other proceeds for such taking by eminent domain or condemnation. A “significant” portion of the Property means (i) any portion of a building which reduces the rentable square footage thereof by more than 2%, (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or (iii) any other portion of the Property, the taking of which would have a material adverse affect in the operations of the Property.

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15. Remedies.

(a) If the Closing fails to occur by reason of Seller’s material default or the inability of Seller to perform its obligations under this Agreement, then Purchaser may terminate this Agreement by written notice to Seller, or, in the case of a willful default by Seller, pursue its remedy of specific performance. If Purchaser elects to terminate this Agreement, the Deposit shall be refunded to Purchaser, and thereafter, neither party shall have any further rights, obligations or liabilities hereunder.

(b) If the Closing fails to occur by reason of Purchaser’s failure or refusal to perform its obligations hereunder, then Seller may, as its sole remedy, terminate this Agreement by written notice to Purchaser. If Seller elects to terminate this Agreement, then this Agreement shall be terminated and Seller may retain, as its sole and exclusive remedy, the Deposit as liquidated and agreed upon damages for all loss, damage and expenses suffered by Seller, it being agreed that Seller’s damages are impractical or extremely difficult to ascertain and that the amount of the Deposit represents a reasonable estimate of the damages that Seller will sustain if the Closing fails to occur by reason of Purchaser’s failure or refusal to perform its obligations hereunder. Nothing contained herein shall limit or restrict Seller’s ability to pursue any rights or remedies they may have against Purchaser with respect to the Surviving Obligations. Such retention of the Deposit is intended to constitute liquidated damages, and shall not be deemed to constitute a forfeiture or penalty. Seller hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Purchaser’s failure or refusal to perform its obligations hereunder.

16. Purchaser’s Access to the Property.

(a) Access. At all times this Agreement remains in effect, Purchaser and Purchaser’s Representatives shall have the right to enter upon the Property, for the purpose of conducting such title, survey, environmental, physical, structural and any other examinations, inspections, testing, studies and investigations of the Property and review all Leases, Service Contracts, Permits, Plans and other documents related to the Property as Purchaser deems necessary or appropriate (the “Investigations”) provided (a) Purchaser shall give Lothar Estein [and/or Denise Purinton] not less than three (3) Business Days’ prior notice before each such entry, and (b) the notice shall include reasonably sufficient information to permit Seller to review the scope of the proposed Investigations and the names of the companies or firms performing such Investigations. Any entry upon the Property and all Investigations shall be during normal business hours and at the sole risk and expense of Purchaser and Purchaser’s Representatives, and shall not unreasonably interfere with the activities on or about the Property of Seller’s employees, tenants or invitees. Purchaser and Purchaser’s Representative shall, with respect to the Property investigated:

(i) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition in all material respects that it existed in prior to such Investigations;

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(ii) fully comply with all applicable laws, rules, ordinances, codes, regulations, orders or requirements of applicable governmental authorities (collectively, the “Laws”) applicable to the Investigations and all other activities undertaken in connection therewith;

(iii) permit Seller to have a representative present during all Investigations undertaken hereunder;

(iv) take all actions and implement all protections reasonably necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;

(v) maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement covering Purchaser’s indemnification obligations contained in subsection (vii) below, and with a combined single limit of not less than $1,000,000.00 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000.00 per occurrence for bodily injury and property damage, insuring Purchaser and Seller, as an additional insured, against any injuries or damages to persons or property that may result from or are related to (A) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (B) any Investigations or other activities conducted thereon, and (C) any and all other activities undertaken by Purchaser and/or Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms and with an insurance company reasonably acceptable to Seller and deliver a certificate of such insurance policy to Seller prior to the first entry on the Property;

(vi) not allow the Investigations or any other activities undertaken by Purchaser or Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against any Property, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished) as a result of Purchaser’s Investigations; and

(vii) indemnify and hold Seller, the Seller’s Representatives and the Property harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements), suffered or incurred by Seller and arising out of or in connection with (A) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (B) any Investigations or other activities conducted thereon by Purchaser or Purchaser’s Representatives, and/or (C) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations or any and all other activities undertaken by Purchaser or Purchaser’s Representatives, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of the indemnified party.

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(b) Security for Purchaser’s Obligations. Purchaser’s obligations under Section 16(a) shall be secured by the Deposit (but the Deposit shall not be the limit of Purchaser’s obligations hereunder).

(c) Contact with Tenants and Employees. Purchaser shall be permitted to contact Seller’s property managers, tenants, management staff, employees or vendors after the termination of the Contingency Period with the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

(d) Survival. The provisions of this Section 16 shall survive the Closing (and shall not be merged into the Deed) or earlier termination of this Agreement.

17. Indemnity.

(a) Purchaser’s Indemnity. Purchaser hereby agrees to indemnify, defend against, and hold Seller and Seller’s employees, representatives, members, agents, partners, officers, directors, trustees, shareholders, principals, parents, subsidiaries, affiliates, attorneys and agents (collectively, “Seller’s Representatives”) harmless from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) asserted against or incurred by Seller, or Seller’s Representatives in connection with or arising out of (i) any breach by Purchaser of any of the Contracts and Leases assigned to Purchaser which occurs after the Closing, and (ii) damage to property and injuries to third parties on the Property occurring after the Closing. Purchaser’s obligations under this Section 17(a) shall survive the Closing, and shall not be merged in the Deeds.

(b) Seller’s Indemnity. Seller hereby agrees to indemnify, defend and hold Purchaser and Purchaser’s employees, representatives, members, agents, partners, officers, directors, trustees, shareholders, principals, parents, subsidiaries, affiliates, attorneys and agents (collectively, “Purchaser’s Representatives”) harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) asserted against or incurred by Purchaser or Purchaser’s Representatives in connection with or arising out of (i) any breach by Seller of any of the Contracts and Leases assigned to Purchaser which occurred prior to the Closing, and (ii) damage to property and injuries to third parties on the Property occurring prior to the Closing. Seller’s obligations under this Section 17(b) shall survive Closing, and shall not be merged in the Deeds.

18. Escrow.

Boose Casey Ciklin Lubitz Martens McBane & O'Connell (the “Escrow Agent”) shall hold the Deposit and Purchaser’s and Seller’s Documents in escrow, dispose of the Deposit, pro rate expenses and deliver Purchaser’s and Seller’s Documents only in accordance with the following provisions:

(a) Escrow Agent shall deliver the Deposit to Seller or Purchaser, as the case may be, as follows:

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(i) to Seller, upon completion of the Closing, to be applied against the Purchase Price of the Property as Seller shall direct; or

(ii) to Seller, after receipt of Seller’s demand in which Seller certifies either that (A) Purchaser has materially defaulted under this Agreement, or (B) this Agreement has been otherwise terminated or cancelled, and Seller is thereby entitled to receive the Deposit; but Escrow Agent shall not honor Seller’s demand until more than ten (10) days after Escrow Agent has given a copy of such demand to Purchaser in accordance with Section 18(e)(i), nor thereafter if Escrow Agent receives a Notice of Objection from Purchaser within such ten (10) day period; or

(iii) to Purchaser, after receipt of Purchaser’s demand in which Purchaser certifies either that (A) Seller has materially defaulted under this Agreement, or (B) this Agreement has been otherwise terminated or cancelled, and Purchaser is thereby entitled to receive the Deposit; but Escrow Agent shall not honor Purchaser’s demand until more than ten (10) days after Escrow Agent has given a copy of Purchaser’s demand to Seller in accordance with Section 18(e)(i), nor thereafter if Escrow Agent receives a Notice of Objection from Seller within such ten (10) day period.

Upon such delivery of the Deposit, Escrow Agent shall be relieved of all liability hereunder and with respect to the Deposit. Escrow Agent shall deliver the Deposit by a bank wire transfer of immediately available funds to an account designated by the party entitled to the Deposit.

(b) Objection to Demand.

(i) Promptly, upon receipt of a written demand from Seller or Purchaser under Section 18(d)(ii) or (iii), Escrow Agent shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, but not thereafter, the other party may object to delivery of the Deposit to the party making such demand by giving a notice of objection (a “Notice of Objection”) to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect either (A) to continue to hold the Deposit until Escrow Agent receives a written agreement of Purchaser and Seller directing the disbursement of the Deposit, in which event Escrow Agent shall disburse the Deposit in accordance with such agreement; and/or (B) to take any and all actions as Escrow Agent deems necessary or desirable, in its reasonable discretion, to discharge and terminate its duties under this Agreement, including without limitation depositing the Deposit into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or (C) in the event of any litigation between Seller and Purchaser, to deposit the Deposit with the clerk of the court in which such litigation is pending.

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(ii) If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not Escrow Agent has received any written demand under Section 18(d)(ii) or (iii), or Notice of Objection under Section 18(e)(i)), notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Deposit pursuant to Section 18(e)(i)(A), (B) or (C) and may decline to take any other action whatsoever. In the event the Deposit is deposited in a court by Escrow Agent pursuant to Section 18(e)(i)(B) or (C), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Deposit, Purchaser and Seller shall pay the reasonable attorney’s fees and costs incurred by Escrow Agent (which they shall share equally) for any litigation in which Escrow Agent is named as, or becomes, a party.

(iii) Escrow Agent is acting as escrow agent hereunder without charge as an accommodation to Purchaser and Seller, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder as escrow agent, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Purchaser and Seller hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney’s fees, arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder, except with respect to Escrow Agent’s willful misconduct or gross negligence.

(c) Notwithstanding anything to the contrary in this Agreement, within one (1) Business Day after the receipt by the Escrow Agent of the Deposit, Escrow Agent shall place the Deposit in an Approved Investment. The interest, if any, which accrues on such Approved Investment shall be deemed part of the Deposit; and Escrow Agent shall dispose of such interest as and with the Deposit pursuant to this Agreement. Escrow Agent may not commingle the Deposit with any other funds held by Escrow Agent. Escrow Agent may convert the Deposit from the Approved Investment into cash or a non-interest-bearing demand account at an Approved Institution as follows:

(i) at any time within seven (7) days prior to the Closing Date; or

(ii) if the Closing Date is accelerated or extended, at any time within seven (7) days prior to the accelerated or extended Closing Date (provided, however, that Seller and Purchaser shall give Escrow Agent timely notice of any such acceleration or extension and that Escrow Agent may hold the Deposit in cash or a non-interest-bearing deposit account if Seller and Purchaser do not give Escrow Agent timely notice of any such adjournment).

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(d) As used herein, the term “Approved Investment” means (i) any interest-bearing demand account or money market fund in a federally insured bank branch located in Orange County or Palm Beach County, Florida, or in a money market mutual fund with assets in excess of One Billion Dollars invested in obligations issued or guaranteed by the United States of America, or in any other institution otherwise approved by both Seller and Purchaser (collectively, an “Approved Institution”), or (ii) any other investment approved by both Seller and Purchaser. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof. Escrow Agent shall not be liable if the institution holding the Deposit fails.

(e) Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Escrow Agent shall be sent in accordance with the provisions of Section 21.

(f) Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall furnish Escrow Agent with their Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest in the Deposit or other income from the Approved Investment. The party ultimately entitled to any accrued interest in the Deposit shall be the party responsible for the payment of any tax due thereon.

(g) Any amendment of this Agreement which could alter or otherwise affect Escrow Agent’s obligations hereunder will not be effective against or binding upon Escrow Agent without Escrow Agent’s prior consent, which consent may be withheld in Escrow Agent’s sole and absolute discretion.

(h) The provisions of this Section 18 shall survive the Closing (and shall not be merged in the Deeds) or earlier termination of this Agreement.

19. Assignment. This Agreement may not be assigned by Purchaser except in strict accordance with this Section 19, and any assignment or attempted assignment by Purchaser in violation of this Section 19 shall constitute a default by Purchaser hereunder and shall be null and void. Purchaser shall be entitled to assign its rights and obligations with respect to all or a portion of the Property to any entity or entities consisting of Purchaser and/or any entity which is controlled by, controls, or is under common control of or with Purchaser, and such assignee shall succeed to the rights and obligations of Purchaser under this Agreement with respect to such Property. No such assignment shall relieve Purchaser from its obligations hereunder.

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20. Access to Records; Tax Matters. For a period of three (3) years subsequent to the Closing Date, Seller and Seller’s Representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Seller for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

21. Notices.

(a) Notices. All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by (i) first class U.S. certified or registered mail, return receipt requested, with postage prepaid, or (ii) express mail or courier (for next Business Day delivery), or (iii) facsimile, with hard copy sent within 24 hours pursuant to subsection (ii) above addressed or sent as follows:

If to Seller:

Estein & Associates USA Ltd.
5211 International Drive
Orlando, Florida 32819
Attention: Lothar Estein
Facsimile: (407) 354-3243

with a copy to:

Boose Casey Ciklin Lubitz Martens McBane & O'Connell
Northbridge Tower 1, 18th Floor
515 North Flagler Drive
West Palm Beach, FL 33401
Attention: Dean Vegosen, Esq.
Facsimile: 561-820-0389

If to Purchaser:

c/o The Lightstone Group LLC
326 Third Street
Lakewood, New Jersey 08701
Attn: Angela Mirizzi-Olsen, Senior Vice President and Chief Investment Officer
Facsimile No.: (732) 363-7183

with a copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Attn: Sheldon Chanales, Esq.
Facsimile No.: (212) 592-1500

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If to Escrow Agent:

Boose Casey Ciklin Lubitz Martens McBane & O'Connell
Northbridge Tower 1, 18th Floor
515 North Flagler Drive
West Palm Beach, FL 33401
Attention: Dean Vegosen, Esq.
Facsimile: 561-820-0389

(b) Change of Notice. Seller or Purchaser or Escrow Agent may designate another addressee or change their address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 21. A notice or other communication sent in compliance with the provisions of this Section 21 shall be deemed given and received on (i) the third (3rd) day following the date it is deposited in the U.S. mail, or (ii) the first Business Day following the date it is delivered to an express mail provider or courier, or (iii) the day it is delivered if sent by facsimile before 5:00 p.m. local time on a Business Day.

22. Miscellaneous.

(a) Amendments. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of both Seller and Purchaser.

(b) Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and to their respective heirs, executors, administrators, successors and permitted assigns.

(c) Integration. All prior statements, understandings, representations and agreements between the parties with respect to the purchase and sale of the Property, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with the Proposed Transaction and which is entered into after full negotiation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

(d) Discharge of Obligations. Except as otherwise expressly provided herein, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller and each Seller hereunder and all of Seller’s representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing by Seller and each Seller and shall not survive the Closing.

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(e) Venue and Jurisdiction. Any dispute arising from this agreement shall be resolved in the jurisdiction of Orange County, Florida.

(f) Time of the Essence. Purchaser and Seller mutually agree that, wherever this Agreement provides that Purchaser or Seller must send or give any notice, make an election or take some other action within a specific time period or at or before a specific time in order to exercise a right or remedy they may have hereunder, time shall be of the essence with respect to the taking of such action, and either party’s failure to take such action within the applicable time period or at or before the specific time shall be deemed to be an irrevocable waiver by such party of such right or remedy.

(g) Delay Not a Waiver. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

(h) No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded, and any attempted recordation hereof shall be void and shall constitute a default hereunder. Purchaser agrees to indemnify Seller against all costs, expenses and damages, including without limitation reasonable attorneys’ fees and disbursements, incurred by Seller by reason of the filing by Purchaser of this Agreement or any memorandum thereof. The provisions of this Section 23(h) shall survive the termination of this Agreement.

(i) No Offer; Counterpart Copies. Delivery of this Agreement or a draft hereof shall not be deemed an offer, and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until all parties have signed and delivered an original of this Agreement. This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. A facsimile of a signature will have the same legal effect as an originally drawn signature.

(j) Exhibits Incorporated. Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

(k) Captions. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

(l) Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.

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(m) Invalid Provision. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (i) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (ii) the opportunity for all appeals of such determination have expired, and (iii) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within ten (10) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to a return of the Deposit provided that Purchaser is not otherwise in material default hereunder.

(n) WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY THEM AGAINST THE OTHER(S) ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY A PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

(o) Waiver of Tender. Seller and Purchaser hereby waive tender of the Deed and of the Purchase Price.

(p) Attorneys’ Fees. If either party brings an action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees actually incurred.

(q) Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(r) Electronic Signatures. Signatures which are electronically transmitted such as by fax or email shall be binding as if they were originals.

[The remainder of this page is left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SELLER:
ST. AUGUSTINE OUTLET WORLD, LTD.
By: WELP St. Augustine Outlet, L.C., general partner
By: WELP St. Augustine Corporation, manager
By: /s/ Lothar Estein
Name: Lothar Estein
Title: President

PURCHASER:

PRIME OUTLETS ACQUISITION COMPANY LLC
By: Lightstone Prime LLC

By: /s/ Sheldon Chanales
Name: Sheldon Chanales
Title: Authorized Signatory
Executed solely for the purpose of
accepting the escrow on the terms
and conditions set forth herein:

BOOSE CASEY CIKLIN LUBITZ
MARTENS MCBANE & O'CONNELL

By: Dean Vegosen, P.L., Partner

By: /s/ Dean Vegosen
       Name:  Dean Vegosen
       Title: Manager

34

EXHIBIT A

Legal Description

EXHIBIT B

Form of Deed

RETURN TO:
THIS INSTRUMENT PREPARED BY:
Dean Vegosen, Esq.
Boose Casey Ciklin Lubitz Martens McBane & O=Connell
18th Floor - Northbridge Tower I
515 North Flagler Dr.
West Palm Beach, Florida 33401

Property Appraiser's I.D. No.:

SPECIAL

WARRANTY DEED

        THIS SPECIAL WARRANTY DEED made the   day of ____________, 2006, by __ST. AUGUSTINE OUTLET WORLD, LTD._______________________, hereinafter called the "Grantor", with an address c/o Estein & Associates USA, Ltd., 5211 International Drive, Orlando, FL 32819, to ____________________________________________, with an address at 326 Third Avenue, Lakewood, New Jersey 08701, hereinafter called "Grantee";

(Wherever used herein the terms "Grantor" and "Grantee" include all the parties to this instrument and their respective heirs, legal representatives, successors and assigns, as the case may be.)
W I T N E S S E T H:

That the Grantor, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other valuable considerations, receipt whereof is hereby acknowledged, hereby grants, bargains, sells, aliens, remises, releases, conveys and confirms unto the Grantee, all that certain land and the improvements thereon located in the County of Orange, State of Florida and more particularly described as follows:

SEE EXHIBIT A ATTACHED HERETO AND MADE A PART HEREOF.

TOGETHER with the improvements thereon and all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD, the same in fee simple forever, SUBJECT, HOWEVER, to those matters set forth on EXHIBIT B attached hereto and made a part hereof.

AND the Grantor hereby covenants with said Grantee that except as noted above, at the time of delivery of this Special Warranty Deed, the premises were free from all encumbrances made by the Grantor, except for taxes accruing subsequent to December 31, 2004 and that the Grantor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through or under Grantor, but against none other.

Anything to the contrary herein contained, each party comprising Grantor shall be responsible for the covenants and warranties applicable only to the property it is conveying to Grantee hereunder.

IN WITNESS WHEREOF, the said Grantor has hereunto set its hand and seal the day and year first above written

Print:

Print:

In the presence of:

 Print:

STATE OF
COUNTY OF

Before me, the undersigned authority, personally came and appeared LOTHAR ESTEIN, who produced as identification thereof a Driver's License, showing him to be the individual who executed the foregoing instrument as the President of ___________________________________, a Delaware corporation being the Managing Member of ______________________, a Florida limited liability company, being the General Partner of_____________________, a Florida limited partnership named therein and who acknowledged to and before me that he executed the same in the capacities and for the purposes therein expressed by due and regular partnership and company authority.

WITNESS my hand and official seal in the County and State last aforesaid, this ____ day of ____________, 2005.

Notary Public, State of ___________ at Large

My commission expires:

EXHIBIT C

Form of Lease Assignment

ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES made as of _____________ __, 2006 (this “Assignment”), between ST. AUGUSTINE OUTLET WORLD, LTD._____________________________________________, having an address c/o Estein & Associates USA Ltd., 5211 International Drive, Orlando, Florida 32819 (collectively, “Assignor”), and _______________________________________ having an address at 326 Third Avenue, Lakewood, New Jersey 08701 (“Assignee”).

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor hereby assigns, conveys, transfers and sets over to Assignee any and all of Assignor’s right, title and interest, as landlord, in, to and under any and all leases and tenancies (collectively, the “Leases”) covering all or portions of the property described on Exhibit A attached hereto and made a part hereof, together with all the rents, issues, income and profits derived therefrom (heretofore due and hereafter to become due), including intangible rights and Assignor’s rights in respect of any security deposits thereunder. Assignee hereby assumes all obligations of Assignor under the Leases and agrees to perform all of the terms, covenants and conditions of the Leases on the part of Assignor required therein to be performed arising from and after the date of this Assignment.

A. This Assignment shall be binding upon and shall inure to the benefit of Assignee, its successors and assigns.

B. Assignee for itself, its successors and assigns, hereby accepts and assumes all of the rights, duties and obligations of the landlord under the Leases accruing on and after the date hereof and hereby defends, indemnifies and holds harmless Assignor from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) incurred or sustained by Assignor solely as a result of Assignee’s failure to perform any obligations of the landlord under the Leases accruing on and after the date of this Assignment.

C. This Assignment shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the choice of laws provisions or conflict of laws provisions of that State.

D. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date and year first above written.

ASSIGNOR:

By: ________________________________
Name:
Title:

ASSIGNEE:

By: ________________________________
Name:
Title:

Exhibit A

EXHIBIT D

Form of Bill of Sale

BILL OF SALE

BILL OF SALE made as of _________________, 2006, by ST. AUGUSTINE OUTLET WORLD, LTD., having an address c/o Estein & Associates USA Ltd., 5211 International Drive, Orlando, Florida 32819 (collectively, “Assignor”), in favor of _______________________________________ having an address at 326 Third Avenue, Lakewood, New Jersey 08701 (“Assignee”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and sets over unto Assignor, from and after the date hereof, without representation or warranty by or recourse to Assignor, express or implied, by operation of law or otherwise, all of Assignor’s right, title and interest in and to the equipment, machinery and other tangible personal property of every kind and nature installed in, located at, situated on, or used in connection with all or any portion of the property described on Exhibit A attached hereto a made a part hereof (the “Property”), excluding, however, any such equipment, machinery or other tangible personal property belonging to any tenants at the Property, any public utility or any other person or entity except Assignor (collectively, the “Personal Property”).

This Bill of Sale shall be binding upon and shall inure to the benefit of Assignee, its successors and assigns.

The Personal Property is herein being sold “AS IS” and “WHERE IS,” without any representations or warranties of any kind.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date and year first above written.

ASSIGNOR:

Exhibit A

EXHIBIT E

Form of Contract and Permit Assignment

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS AND PERMITS

THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS AND PERMITS (this “Assignment”) is made and entered into as of the _____ day of ______________, 2006, by and between ___________________________________________, having an address c/o Estein & Associates USA Ltd., 5211 International Drive, Orlando, Florida 32819 (collectively, “Assignor”), and ________________________________ having an address at 326 Third Avenue, Lakewood, New Jersey 08701 (“Assignee”).

WITNESSETH

WHEREAS, contemporaneously with the execution and delivery hereof, Assignor has conveyed to Assignee all that tract or parcel of land more particularly described in Exhibit A attached hereto and incorporated herein by reference (hereinafter referred to as the “Real Property”);

WHEREAS, the purchase and sale of the Real Property is being made pursuant to the terms of that certain Purchase and Sale Agreement between Assignor and Assignee dated September __, 2004 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, in connection with such conveyance of the Real Property, Assignor and Assignee have agreed that Assignor shall transfer and assign to Assignee all of Assignor’s right, title and interest under the service contracts relating to the Real Property listed on Exhibit B attached hereto and incorporated herein by reference (the “Service Contracts”), together with, to the extent assignable, all right, title and interest of Assignor, in and to any construction or supplier’s warranties or guaranties relating to the improvements, fixtures or personal property of Assignor located on the Real Property, and any licenses and permits related to the use and operation of the Real Property, (the “Other Interests”); and

WHEREAS, Assignor and Assignee have further agreed that Assignee shall expressly assume by executing this Assignment all of the obligations of Assignor, from and after the date hereof, under each of the Service Contracts;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Assignor and Assignee hereby agree as follows:

E. Transfer and Assignment. Assignor hereby sells, transfers, assigns, delivers and conveys the Service Contracts and Other Interests to Assignee, its successors and assigns.

F. Assumption/Indemnification. Assignee assumes and agrees to perform any and all obligations and duties of Assignor as Seller of the Real Property under the Service Contracts arising on or after the date hereof. Assignee indemnifies and agrees to hold Assignor harmless from and against any defaults or other liabilities (including, without limitation, court costs and attorneys’ fees) under any of the Service Contracts relating to circumstances which are incurred or which accrue at any time on and after the date hereof.

G. Miscellaneous. This Assignment shall inure to the benefit of, and be binding upon, the respective legal representatives, successors, and assigns of the parties. This Assignment shall be governed by, and construed under the laws of the State of Florida. This Assignment may be executed in one or more counterparts and the signature of any party to any counterpart may be appended to any other counterpart, all of which counterparts when taken together shall equal one Assignment. This document (together with any attached Exhibits and incorporated documents, including the Purchase Agreement) constitutes the entire agreement on the subject matter between the parties. No modification of this Assignment shall be binding unless in writing and signed by the party against which it is sought to be enforced. Each party will execute and deliver all additional documents and do all such other acts as may be reasonably necessary to carry out the provisions and intent of this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date and year first above written.

ASSIGNOR: ______________________________ By:_____________________________ Name: Title:
ASSIGNEE: ______________________________ By:___________________________ Name: Title:

Exhibit A

Legal Description

Exhibit B

Service Contracts

EXHIBIT F

FIRPTA AFFIDAVIT

EXHIBIT G

Form of Tenant Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

The undersigned, a tenant (“Lessee”) under that certain Lease (the “Lease”) dated __________, with _____________or its predecessor in interest as landlord (“Lessor”) for space identified as _____ (the “Leased Space”) at ________________, Florida (the “Property”), certifies as follows:

1.	(a)	The Lease has not been modified, supplemented or amended except [as set forth below/as follows: _____________].

	(b)	The current fixed monthly rent presently payable under the Lease is $_______ and the next increase in fixed monthly rent is scheduled to occur on __________.

	(c)	The additional rent presently payable under the terms of the Lease is $________.

	(d)	The amount of the security deposit under the Lease is $________ in [cash/a letter of credit].

	(e)	The current Lease term commenced on ________ and shall terminate on ________.

	(f)	Rent has been paid through __________.
2. Lessee has taken possession of the Leased Space without any existing condition or qualification and is in occupancy of the Leased Space. Lessee has not given any notice of termination of the Lease.

3. The monthly rent due is continuing and is not past due. Lessee has not prepaid any of the rents under the Lease more than one (1) month in advance. As of the date hereof, Lessee is not entitled to any rent concessions, rent abatements, free rent or any rent deductions, and Lessee has no defense as to its obligations under the Lease and asserts no set-off, claim or counterclaim against Lessor.

4. Neither Lessee nor, to the best of Lessee’s knowledge, Lessor is in default under the Lease, nor has any event occurred which with the giving of notice, the passage of time, or both, would constitute a default under the Lease. The Lease is in full force and effect. No portion of the Leased Space has been assigned or sublet, except: ____________________________.

5. Lessee has no option or right to purchase the Property or a right of first offer or first refusal with respect to leasing additional space at the Property except:____________. Lessee has the following options to extend the term of the Lease: ________________.

6. There are no actions, whether voluntary or involuntary, pending against Lessee under the bankruptcy or insolvency laws of the United States or any state or territory of the United States.

The undersigned understands and acknowledges that (i) ________________________ (“Purchaser”) and its respective successors and assigns are relying on this Certificate in connection with the purchase and financing of the Property; (ii) this Certificate shall be binding upon the undersigned, its successors and assigns; and (iii) upon the purchase of the Property, Purchaser will succeed to the interest of Lessor under the Lease.

This certificate has been duly executed and delivered by an authorized officer of the undersigned as of ___ day of ____________, 2004.

[NAME OF TENANT]

By:
Name:
Title:

[List Lease Amendments, if any]

EXHIBIT G-1

Form of Seller Estoppel Certificate

EXHIBIT H

Form of SNDA

SCHEDULE 1(a)(iv)

Personal Property

SCHEDULE 1(b)

Excluded Personal Property

None

SCHEDULE 6(a)(i)(E)

Rent Rolls and Delinquency Reports

SCHEDULE 6(a)(i)(F)

Uncured Defaults

SCHEDULE 6(a)(i)(G)

Service Contracts

SCHEDULE 6(a)(i)(I)

Actions and Investigations

SCHEDULE 6(a)(i)(J)

Condemnation Actions
None

SCHEDULE 6(a)(i)(K)

Violation of Governmental Regulations or Private Encumbrances
None

SCHEDULE 6(a)(i)(M)

Tax Appeals and Special Assessments

None

SCHEDULE 6(a)(i)(N)

Tenant Purchase Options
None

SCHEDULE 6(a)(i)(R)

Unpaid Tenant Improvement Allowances

SCHEDULE 6(a)(i)(S)

Unpaid Tenant Broker Commissions

SCHEDULE 11(c)(iii)

Major Tenants

SCHEDULE 7

Responsibilities for Closing Costs

Title Search Fee and Title Insurance Premium	- Purchaser
Documentary Stamps on the Deed	- Seller
All assumption fees, including documentary stamps on the assume mortgage	- Purchaser
Cost of defeasing the existing mortgage loan	- Seller